JPMORGAN CHASE & CO.

JPMorgan Chase Notes

Due Nine Months or More from the Date of Issue

PRICING SUPPLEMENT 55
Pricing Supplement No. 55 dated August 18, 2006 (to Prospectus Supplement dated April 12, 2005 and Prospectus dated April 5, 2005)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-117775 CUSIP # 46627B CD1

$_________________

JPMORGAN CHASE & CO.

JPMorgan Chase Notes

Due Nine Months or More from the Date of Issue

Agents: Edward D. Jones & Co. LP

Original Issue Date: August 25, 2006

Stated Maturity Date: September 15, 2036
CUSIP Number	Aggregate Principal Amount	Price to Public	Agents' Concession	Dealers' Concession	Re-allowance (if any)	Net Proceeds to Issuer
46627B CD1	$_________	100%	3.00%	3.25%	PAR	$________

[  ] JPMorgan Chase Senior Notes, Series D

[X] JPMorgan Chase Subordinated Notes, Series B

[X] Fixed Rate Note: 6.10%
Interest will be computed on the basis of:
[  ] the actual number of days elapsed in a year of 360 days
[X] a 360-day year of twelve 30-day months
[  ] other:
[  ] Floating Rate Note:
[  ] CD
[  ] Commercial Paper Rate
[  ] Federal Funds Rate
[  ] LIBOR
[  ] Treasury Rate
[  ] Prime Rate
[  ] CMT Rate

The interest factor for each day will be computed by dividing the interest rate in effect on that day by

[  ] the actual number of days in the year

[  ] 360

[  ] other

Index Maturity: N/A

Annual Interest Rate: N/A

Frequency of Changes in Interest Rate:
[ ] Daily	[ ] Quarterly
[ ] Weekly	[ ] Semi-Annually
[ ] Monthly	[ ] Annually

Interest Payment Dates:

Monthly on the 15th or next good business day, beginning September 15, 2006.

Interest Determination Dates: N/A

Interest Reset Dates: N/A

Spread (+/-): N/A

Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Survivor's Option: No

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes: September 15, 2011

[  ] The Note may not be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co.

[X] The Note may be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, on or after September 15, 2011. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

[  ] The holder of the Note may not elect repayment of the Note by JPMorgan Chase & Co. prior to the Stated Maturity Date.

[  ] The holder of the Note may elect repayment of the Note by JPMorgan Chase & Co. prior to the Stated Maturity Date in whole or in part at a price equal to ____% of the principal amount being repaid, [on ____________][on or after ____________][on each ______________].

Notice of election to require repayment must be given by the holder as provided in the Prospectus Supplement.

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.